Exhibit 99.1
5711 S 86TH CIRCLE • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 596-8902
Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE
April 19, 2007
CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900
STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500
infoUSA Reports Record First Quarter Results
•	Record revenue of $157.9 million for First Quarter
(OMAHA, NE) — infoUSA® (Nasdaq: IUSA). The following table presents the financial results and selected balance sheet items for the first quarter of 2007 ending on March 31, 2007.

(Amounts in thousands, except per share	1st Quarter	1st Quarter
amounts)	2006	2007
Net sales	$103,070	$157,882
Cost of goods and services	25,725	62,328
Selling, general and administrative	54,079	71,583
Depreciation (1)	3,140	4,803
Amortization of intangible assets	4,637	4,323
Operating income	15,489	14,845
Other expense (2)	(3,048)	(4,814)
Income before taxes	12,441	10,031
Income taxes	4,494	3,701
Net income	7,947	6,330
Earnings per share	$0.15	$0.11
Weighted average shares outstanding	53,866	55,521

Total debt	143,404	272,039
Capital expenditures	4,112	6,411
EBITDA	23,023	23,969

(1)	Depreciation of tangible assets and amortization of capitalized software.

(2)	Investment income and interest expense.

RESULTS OF OPERATIONS
Vin Gupta, Founder, Chairman and Chief Executive Officer of infoUSA, stated, “The First Quarter of 2007 was a record quarter for infoUSA. We experienced dramatic revenue growth due to the acquisition of Opinion Research®, and reported growth in our core business.
Today, infoUSA is a full service provider to the sales and marketing departments of corporations and small businesses and provider of database and research services to the non-profit, political and public sectors. We offer 12 proprietary databases and provide services so our customers can find new prospects and increase sales; for example, sales leads, mailing lists, database marketing, direct marketing, e-mail marketing, customer surveys and unlimited access on-line. We offer direct marketing services, database marketing services and e-mail marketing services all under one roof. With the acquisition of Opinion Research, we are also able to offer marketing research services that include customer surveys, product surveys, and employee surveys to the corporate and public sector.
FINANCIAL HIGHLIGHTS
During the first quarter of 2007, infoUSA delivered record revenues of $157.9 million, which includes $48.1 million for Opinion Research. Excluding Opinion Research our revenue was $109.8 million for the first quarter of 2007, compared to $103.1 million for the same period in 2006, an increase of 6%.
infoUSA’s first quarter operating income was $14.8 million, which includes $1.6 million for Opinion Research. Excluding Opinion Research our operating income was $13.2 million, compared to $15.5 million in the first quarter of 2006. During the first quarter of 2007 the Company spent $4.6 million for advertisements for the Super Bowl and the NCAA Final Four Basketball Tournament. The Company also recorded expenses of $2.1 million related to the transition of infoUSA National Accounts to Omaha.
infoUSA’s earnings per share for the first quarter of 2007 were $0.11 versus $0.15 in the first quarter of 2006. EBITDA for the first quarter was $24.0 million, which includes $3.2 million for Opinion Research. Excluding Opinion Research our EBITDA was $20.8 million, compared to $23.0 million in the first quarter of 2006.
The segment revenue for the first quarter was as follows:
•	Revenue for the Data Group in the first quarter was $78.4 million compared to $76.5 million for the same period last year. Growth for the quarter for the Data Group was 2%.

•	Revenue for the Services Group in the first quarter was $31.4 million compared to $26.6 million for the same period last year. Growth for the quarter for the Services Group was 18%.

•	Revenue for the Marketing Research Group in the first quarter was $48.1 million. The Marketing Research Group is composed of Opinion Research and Macro International, acquired December 4, 2006.

The following are highlights of infoUSA’s accomplishments in the first quarter of 2007:
•	infoUSA continued to build on its successful subscription model, generating a sustainable and predictable revenue stream. The Company added 10,879 subscribers to Salesgenie.com ®, Credit.net ®, SalesLeadsUSA.info, and infoUSA’s other subscription products during the quarter. The increase of the new subscribers compared to the new subscribers added in previous quarters is a direct result of the Super Bowl ads and the marketing campaigns that surrounded the ads. The ads generated approximately 50,000 new registrants, and over 2,500 new subscriptions. infoUSA now has approximately 65,000 total subscribers with an annualized revenue value of over $115 million. The cancellation rates on subscription products remain level at approximately 19%.

•	infoUSA recorded a full quarter of results for Opinion Research Corporation, acquired December 4, 2006. This transaction is a continuation of infoUSA’s strategic plan to leverage its capabilities and be a full service provider to the sales and marketing departments of corporations worldwide.

•	On March 5, 2007, we paid a cash dividend of $0.25 per common share and a special dividend of $0.10 per common share to stockholders of record on February 16, 2007.
NEW REPORTING SEGMENTS
Beginning in fiscal 2007, the Company is reporting results in three segments: the Data Group, the Services Group, and the Marketing Research Group.
The Donnelley Group has been reorganized and is named “Services Group”. This group is lead by Ed Mallin and consists of Yesmail, Catalog Vision, and the List Brokerage and List Management divisions.
The “Data Group” is composed of Donnelley Marketing, which is now known as infoUSA National Accounts, along with OneSource, Database License, and the former infoUSA Group (Small Business Group). The Data Group is lead by Monica Messer.
infoUSA believes that by organizing all of the Company’s businesses that sell proprietary content into a single segment, it can more effectively deploy its sales and marketing resources. The reorganization is also expected to create better opportunities for cross selling proprietary databases under one brand name.
The Marketing Research Group is composed of the recently acquired operations of Opinion Research Corporation, whose operations are divided into the Corporate Market Research division known as Opinion Research and the Government Research division known as Macro International. Gerard Miodus leads the Corporate Market Research division worldwide, and Greg Mahnke leads the Government Research division called Macro International.
OPERATING HIGHLIGHTS
Services Group
List Brokerage and List Management
This division operates under the Walter Karl®, Edith Roman®, Millard Group®, Mokrynskidirect, and Walter Karl Midwest (formerly Rubin Response) brands. While the traditional direct mail business is stabilizing due to online advertising and e-mail marketing, the List Brokerage and List Management Group is creating value by offering its existing customers and prospects infoUSA’s e-mail marketing expertise, proprietary data, analytics and data processing services.

Catalog Vision® and Triplex®
Catalog Vision is the Company’s Data Processing and Direct Marketing division dedicated to Direct Mail Catalog Retailers and non-profit and charitable organizations. Triplex specializes in providing data processing services to the non-profit section. Catalog Vision and Triplex are both expanding their groups in order to meet the growing demands of their client base. In addition, Triplex introduced new technology in the first quarter to meet some of the specific, real time needs of the non-profit marketplace.
Yesmail® — E-mail Technology Company
Yesmail is an industry leader in e-mail technology. Yesmail continues to have great success both domestically and abroad and anticipates a strong year with the introduction of key new products and product enhancements, including Yesmail Express and Yesmail Enterprise 6.0 released in March 2007. In addition, Yesmail has expanded into the UK market by opening a sales office in London and has plans for future international expansion in Europe and the Far East.
Data Group
The Data Group is composed of infoUSA National Accounts, OneSource, Database License Group, and the Small and Medium Sized Business Group. The Data Group is continuing to experience growth in its subscription products. The Company attributes this growth to its highly accurate database, delivery technology, and successful advertising campaigns.
Proprietary Database — Strength of infoUSA
We believe we have been recognized in the industry as having the most comprehensive and up-to-date databases of businesses and consumers in the industry. infoUSA has 12 databases that we believe are widely regarded as unparalleled in breadth and depth of content. Our effort to add more content and improve the quality is an ongoing process.
Marketing Research Group
The Opinion Research operations are included in our Marketing Research Group and are divided into the Worldwide Corporate Market Research division known as Opinion Research and the Government Research division known as Macro International.
The services provided and clients served by Opinion Research Corporation are highly complementary to infoUSA’s services. We plan to capitalize on the compelling cross-selling opportunities created by the combination. For the first quarter of 2007 the acquisition of Opinion Research Corporation was accretive to its earnings, and the Company expects this to continue for fiscal 2007.
The Corporate Market Research division will continue to expand its overseas operations in Europe and Asia. We plan to take advantage of cross-selling opportunities with other infoUSA companies by selling database marketing services to market research customers and by selling market research to companies engaged in database marketing.
The Government Research division, known as Macro International, is based in the Washington, DC area. We believe they are the leading provider of research to the various departments of the government such as Health and Education Service, Centers for Disease Control, USAID, and other departments.

NON-GAAP INFORMATION
In addition to disclosing results determined in accordance with generally accepted accounting principles, or GAAP, infoUSA also discloses earnings before interest, taxes and depreciation and amortization, or EBITDA, which is a non-GAAP measure. Management believes EBITDA provides useful supplemental information to management and investors because management uses this information internally for evaluating the aggregate performance of our operating businesses. In addition, EBITDA is commonly used as an analytical indicator within infoUSA’s industry and is a component of the Company’s financial covenant calculations under its credit facilities, subject to certain adjustments. All companies do not calculate EBITDA in the same manner and infoUSA’s presentation may not be comparable to those presented by other companies.
EBITDA should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of infoUSA’s profitability or liquidity. See the tables in this press release for a reconciliation of EBITDA to net income.
CONFERENCE CALL
The Company will host its first quarter conference call on April 20, 2007 at 4:00 pm Eastern time. To access the conference call, please dial 800-901-5226 (international 617-786-4513), passcode 91828526, approximately 10 minutes prior to the start of the call. A replay of the call will be available from 7:00 pm Eastern time, April 20, 2007 through midnight Eastern Time, April 27, 2007. The replay number is 888-286-8010 (international 617-801-6888), passcode 51535026. A live webcast of the conference call will be available at the Company’s Investor Relations web site, http://ir.infousa.com.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is a leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission. infoUSA cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date they were made. infoUSA disclaims any obligation to publicly update or revise any such statements to reflect any change in its expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward looking statements.
(INCOME STATEMENT FOLLOWS)

infoUSA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	FOR THE QUARTER ENDED
	March 31,	March 31,
	2006	2007
Net sales	$103,070	$157,882
Costs and expenses:
Cost of goods and services	25,725	62,328
Selling, general and administrative	54,079	71,583
Depreciation and amortization of operating assets	3,140	4,803
Amortization of intangible assets	4,637	4,323
	87,581	143,037

Operating income	15,489	14,845

Other income (expense):

Investment income	72	22
Other income (charges)	(315)	(24)
Interest expense	(2,805)	(4,812)

Income before income taxes	12,441	10,031
Income taxes	4,494	3,701

Net income	$7,947	$6,330

BASIC & DILUTED EARNINGS PER SHARE:
Basic earnings per share	$0.15	$0.11

Diluted earnings per share	$0.15	$0.11

Basic weighted average shares outstanding	53,866	55,521

Diluted weighted average shares outstanding	54,652	55,819

The following provides a reconciliation of net income to EBITDA:

	FOR THE QUARTER
	ENDED
	March 31,	March 31,
	2006	2007
Net income	$7,947	$6,330
Interest expense	2,805	4,812
Income taxes	4,494	3,701
Depreciation and amortization of operating assets	3,140	4,803
Amortization of intangible assets	4,637	4,323

EBITDA	$23,023	$23,969

infoUSA INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	December 31,	March 31,
	2006	2007
Assets
Cash and cash equivalents	$4,433	$4,090
Marketable securities	2,665	1,954
Accounts receivable	77,095	60,620
Accounts receivable-list brokerage	68,274	57,577
Accounts receivable — unbilled services	20,794	23,261
Deferred income taxes	3,522	3,529
Prepaid expenses	7,268	8,071
Deferred marketing costs	3,485	4,307
Total current assets	187,536	163,409
Property and equipment, net	61,172	62,553
Intangible assets, net	489,795	487,028
Other assets	11,072	11,406
	$749,575	$724,396
Liabilities
Current portion of long-term debt	4,627	5,379
Accounts payable	27,492	21,741
Accounts payable-list brokerage	62,010	52,859
Accrued payroll expenses	33,608	29,574
Accrued expenses	12,149	15,091
Income taxes payable	4,655	2,203
Deferred revenue	77,944	71,331
Total current liabilities	222,485	198,178
Long-term debt, net of current portion	255,263	266,660
Deferred income taxes	35,421	35,417
Other liabilities	2,248	2,208
Stockholders’ equity
Common stock	138	138
Paid-in capital	126,943	128,010
Retained earnings	108,391	95,299
Accumulated other comprehensive loss	(1,314)	(1,514)
Total stockholders’ equity	234,158	221,933
	$749,575	$724,396